Exhibit 99.2

Pericom Semiconductor: (NASDAQ: PSEM) Q3FY15 Earnings

2 Copyright Pericom Semiconductor Corp 2015 Confidential » This presentation will include remarks about future expectations, plans and prospects for Pericom which constitute forward - looking statements for purposes of the safe - harbor provisions under applicable federal securities laws. Such forward - looking statements include the statements in the slide entitled ”Q4FY15 Business Outlook”, which sets forth expected revenues, gross margin and other financial results for the fiscal fourth quarter . » Actual results may differ materially from our forward - looking statements, as a result of various important risks and uncertainties, including unexpected softness in demand for our products, price erosion for certain of our products, customer decisions to reduce inventory and other risks and uncertainties which are detailed and may be reviewed in the Company’s filings with the SEC. » All forward - looking statements included in this presentation are made as of the date of this presentation, and Pericom expressly disclaims any obligation to update the information provided in this presentation, except as required by law. » We encourage you to review our most recent annual report on Form 10 - K and our most recent quarterly report on Form 10 - Q filed with the SEC and, in particular the risk factor sections of those filings. Safe Harbor

3 Copyright Pericom Semiconductor Corp 2015 Confidential Q3’15 Q2’15 QoQ Q3’14 YoY Revenue $31.8M $33.3M ($1.5M) $30.7M $1.1M Gross Margin 47.9% 46.2% +1.7% 42.5% +5.4% Operating Income $4.5M $4.5M - $2.0M $2.5M Operating Margin 14.1% 13.5% +0.6% 6.5% +7.6% Net Income $3.9M $5.0M ($1.1M) $1.8M $2.1M Net Margin 12.3% 15.1% (2.8%) 5.9% +6.4% EPS - diluted $0.17 $0.22 ($0.05) $0.08 $0.09 Tax Rate 22.9% 24.1% (1.2%) 35.6% (12.7%) Q3FY15 Earnings Overview (Non - GAAP Results)

4 Copyright Pericom Semiconductor Corp 2015 Confidential Mar 2015 Cash & Investments $139M Working Capital $156M Total Assets $256M Total Liabilities $38M Shareholders’ Equity $218M Book Value / Share $9.68 Tangible Net Worth / Share $9.47 Cash & Investments / Share $6.17 Strong Balance Sheet

5 Copyright Pericom Semiconductor Corp 2015 Confidential » Market Segment » Networking / Telecom 35% » Consumer 13% » PC Notebook 19% » Server / Storage 15% » Embedded 12% » Others 6% » Product Line » ICs – 65% » Frequency Control Products (FCP) – 35% Q3 Revenue Mix » Geographic » Asia – 91% » N. America 5% » Europe 4% » Channel » Distribution – 65% » CMs – 28% » OEMs – 7% » Key End Customers » Top five – 30% » No customer > 10%

6 Copyright Pericom Semiconductor Corp 2015 Confidential » Introduced 16 new products: » Targeted to our focus market segments (in parenthesis) » Connectivity – 1 new product: » V ideo/audio media bridge (PCIe video, Automotive camera, and video server) » Switching – 2 new products: » Type C protocol switch (PC computing, Mobile platforms) » 12Gb high performance switch (Storage/server, Cloud, Enterprise) » Timing – 9 new products: » High Performance Clock Generators and Buffers – (Enterprise, Cloud Computing, Telecom) » Frequency Programmable XO family (Networking, Enterprise, Embedded) » Signal Integrity – 4 new products: » Additions to USB3 ReDriver family – (Mobility, Server, Consumer) » Automotive USB3 ReDriver – AEC - Q rating for infotainment systems » HDMI Redriver/mux (Consumer , Computing) New Products – 3QFY15

7 Copyright Pericom Semiconductor Corp 2015 Confidential Q4 FY15 Business Outlook (Non - GAAP) Range of Estimates Revenue $31.0M to $33.0M Gross Margin 45.5% to 47.5% Operating Expense Approx. $11.0M Other Income Approx. $1.0M Tax Rate Approx . 20%

8 Copyright Pericom Semiconductor Corp 2015 Confidential Pericom Semiconductor: Enabling High - speed Serial Connectivity ( Nasdaq : PSEM) Fiscal 3Q15 Earnings Q & A